Exhibit 99.4

FOR IMMEDIATE RELEASE

April 4, 2017

EASTERN ANNOUNCES THE ACQUISITION OF VELVAC

•	Together, the companies expand their line of uniquely proprietary products for the heavy and medium duty truck, motorhome and specialty vehicle markets.

•	Consideration is $39.5 million plus future earnout based on growth of Velvac’s Road-iQTM business.

•	The transaction is expected to be breakeven including purchase accounting expenses but before one-time transaction costs in the current fiscal year and accretive to earnings in Fiscal 2018. 1

•	Velvac will become an independent subsidiary of The Eastern Company. Jeff Porter, its President and CEO, will continue to lead the business.

NAUGATUCK, CT – The Eastern Company (“Eastern”) (NASDAQ:EML) today announced that it has reached an agreement to acquire 100% of the outstanding shares of Velvac Holdings (“Velvac”), the premier designer and manufacturer of proprietary vision technology for commercial vehicles.  Velvac recorded net sales of $58.7 million for fiscal year 2016.

The transaction is expected to be breakeven including purchase accounting expenses but before one-time transaction costs, in the current fiscal year.  The transaction is projected to be accretive to Eastern’s earnings in Fiscal 2018.1

Founded in 1934, Velvac serves diverse markets within the heavy and medium duty truck, motorhome and bus markets.  Velvac is a Tier 1 supplier of mirrors and camera-enabled vision systems, representing approximately two-thirds of its revenue.  In addition, Velvac sells its aftermarket components and vision systems through its aftermarket channels as well as directly to OEM dealers and OEM parts distribution centers.

Velvac is a leading innovator of proprietary vision systems for commercial vehicles and motorhomes.  Velvac introduced its first camera-enabled vision system in 2006 and now sells approximately 45 thousand camera-enabled units annually.  Velvac recently introduced its Road-iQTM 360-degree view camera, recording and communication system and announced TrailerLink™, a new patent-pending solution that supports trailer-to-tractor video and data communications.

“We are delighted to add Velvac to our portfolio of businesses,” said August Vlak, President & CEO of Eastern.  “Velvac represents an excellent fit for Eastern and helps us expand our presence in the truck and motorhome markets.  This transaction also adds a new growth platform, with significant potential to expand margins in the future.”

Mr. Vlak continued, “We believe Velvac will become a strong contributor to our top line and earnings growth.  We look forward to working with Jeff Porter, Velvac’s President & CEO, and his talented team for many years to come.”

Mr. Porter said “We are proud of the team and the business we have built over the past 11 years with the support of Prospect Partners. Eastern now gives us the stable, knowledgeable platform we need to grow, and we are excited to partner with Eastern to help take Velvac to the next level.”

About Eastern

The Eastern Company is a 159-year-old manufacturer of custom-engineered components and products, including industrial hardware, security products and metal castings.  It operates from 13 locations in the U.S., Canada, Mexico, Taiwan and China.  The broad range of the Company’s products, helps it to respond to the changing requirements across diverse markets, including heavy and medium trucks, mining, commercial laundry, electronics, military and other industrials.

About Velvac

Velvac, Inc. (www.velvac.com) is a leading supplier of vision systems and components to heavy & medium duty truck OEMs, recreational and specialty vehicle OEMs, and over 4,000 aftermarket distribution locations in North America. As a TS 16949 and ISO 14001 certified company, Velvac continually upgrades and expands its operations and quality systems to improve customer satisfaction and the reliability of its broad product line, while developing and manufacturing innovative new products to meet customers' changing needs. Road-iQ LLC (www.road-iq.com) is a subsidiary company of Velvac, Inc.

1 Safe Harbor

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Eastern’s markets and industries. These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict. Among the factors that could cause actual results to differ are the impact of implementation of government regulations and programs affecting our businesses, unforeseen legal judgments, fines or settlements, uncertainty in conditions in the financial and banking markets, general domestic and international economy including more specifically economic conditions in the power generation, medical equipment and other high-reliability magnetics markets, the impact of foreign exchange, increases in raw material costs, the ability to substitute less expensive alternative raw materials, the ability to continue to successfully implement productivity improvements, increase market share, access new markets, introduce new products, enhance our presence in strategic channels, the successful expansion and automation of manufacturing capabilities and diversification efforts in emerging markets, the ability to continue to achieve cost savings through lean manufacturing, cost reduction activities, and low cost sourcing, effective completion of plant consolidations, successful completion and integration of acquisitions and the other factors discussed in the Annual Report of Eastern on Form 10-K for the fiscal year ending December 31, 2016 which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by Eastern with the Securities and Exchange Commission. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While Eastern may elect to update forward-looking statements at some point in the future, Eastern and management specifically disclaim any obligation to do so, even if management's estimates change.